As filed with the Securities and Exchange Commission on November 22, 2017
Registration No. 333-221251 ______________________________________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________
AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)
Delaware		75-3241967
(State or other jurisdiction of incorporation)		(IRS Employer Identification No.)

800 2nd Avenue South St. Petersburg, Florida 33701 Phone: (727) 895-7737
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Forney Chief Executive Officer United Insurance Holdings Corp. 800 2nd Avenue South St. Petersburg, Florida 33701 Phone: (727) 895-7737
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Brian Fahrney Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Phone: (312) 853-7000

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☐		Accelerated filer	☑
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  £

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered				Amount of Registration Fee
Common Stock, $0.0001 par value per share				(2)
Preferred Stock, $0.0001 par value per share	(2)	(2)	(2)	(2)
Debt Securities	(2)	(2)	(2)	(2)
Warrants	(2)	(2)	(2)	(2)
Stock Purchase Contracts	(2)	(2)	(2)	(2)
Stock Purchase Units	(2)	(2)	(2)	(2)
Total				$24,900(4)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends, or similar transactions with respect to the securities being registered.

(2)
Includes an indeterminate aggregate principal amount or number of each identified class of securities up to a proposed aggregate offering price of $200,000,000, which may be offered by the registrant from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable anti-dilution provisions. This registration statement also covers delayed delivery contracts that may be issued by the registrant under which the party purchasing such contracts may be required to purchase debt securities. Such contracts may be issued together with the specific securities to which they relate. Securities registered hereunder to be sold by the registrant may be sold either separately or as units comprised of more than one type of security registered hereunder.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)
Pursuant to Rule 457(p) under the Securities Act, the registrant hereby offsets the total registration fee due under this registration statement by the amount of the filing fee associated with the unsold securities from the registrant’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on September 30, 2013 (SEC File No. 333-191472), registering securities for a maximum aggregate offering price of $75,000,000 (the "Prior Registration Statement"). The registrant sold $50,000,000 of securities under the Prior Registration Statement. The associated filing fee of $3,410 for such unsold securities, calculated under Rule 457(p), is hereby used to offset the current registration fee due. Accordingly, such offset against the $24,900 registration fee currently due for this registration statement results in the registrant paying $21,490 in net filing fees for this registration statement. Of such amount, $19,770 was previously paid in connection with the initial filing of this registration statement and the remaining $1,720 is being paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.
STATEMENT PURSUANT TO RULE 429(b)
The registrant is filing a single base prospectus in this registration statement pursuant to Rule 429 under the Securities Act, in order to satisfy the requirements of the Securities Act and the rules and regulations thereunder for (i) the offering, issuance and sale by the registrant of up to a maximum aggregate offering price of $200,000,000 of the registrant’s securities being registered in this new registration statement and (ii) the offering, issuance and sale by the registrant of up to a maximum aggregate offering price of $50,000,000 of the registrant’s common stock, preferred stock, debt securities, warrants, stock purchase contracts or units registered in the registrant's Registration Statement on Form S-3 (Registration No. 333-201425), to enable an aggregate of $250,000,000 of securities to be offered pursuant to the combined base prospectus. The combined base prospectus in this registration statement, which is a new registration statement, also constitutes a post-effective amendment to the prior Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act.

EXPLANATORY NOTE

United Insurance Holdings Corp. is hereby filing this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-221251 (the “Registration Statement”)), solely for the purposes of updating the list of exhibits in Item 16 of Part II of the Registration Statement and filing or refiling, as applicable, Exhibits 5.1, 23.1, 23.2 and 25.1 thereto. No change is made to Part I or to Items 14, 15 and 17 of Part II of the Registration Statement and those items therefore have been omitted. Accordingly, this Pre-Effective Amendment No. 1 consists only of the facing page, this explanatory note, Item 16 of Part II, the signature page to the Registration Statement and Exhibit 5.1, 23.1, 23.2 and 25.1 to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits.

Set forth below is a list of exhibits that are being filed or incorporated by reference into this registration statement:

Exhibit No.	Exhibit
1.1*	Form of Underwriting Agreement.
4.1
Second Amended and Restated Certificate of Incorporation (as amended to include the Certificate of Designations, Powers, Preferences and Rights of Series A Junior Participating Preferred Stock of United Insurance Holdings Corp.) (included as Exhibit 3.1 to the Form 10-Q (File No. 000-52833), filed on August 8, 2012, and incorporated herein by reference).

4.2	By-Laws (included as Exhibit 3.3 to the Form S-1 (Registration No. 333-143466), filed June 4, 2007, and incorporated herein by reference).
4.3
Specimen Common Stock Certificate (included as Exhibit 4.2 to Amendment No. 1 to Post-Effective Amendment No. 1 on Form S-3 (Registration No. 333-150327), filed on December 23, 2008, and incorporated herein by reference).

4.4	Form of Senior Debt Indenture (included as Exhibit 4.3 to the Form S-3 (Registration No. 333-201425) filed on January 9, 2015, and incorporated herein by reference).
4.5*	Form of Senior Debt Security.
4.6	Form of Subordinated Debt Indenture (included as Exhibit 4.5 to the Form S-3 (Registration No. 333-201425) filed on January 9, 2015, and incorporated herein by reference).
4.7*	Form of Subordinated Debt Security.
4.8*	Form of Warrant.
4.9*	Form of Warrant Agreement.
4.10*	Form of Stock Purchase Contract.
4.11*	Form of Stock Purchase Unit.
4.12*	Form of Stock Purchase Unit Contract.
4.13	See exhibits 4.1 and 4.2 of this registration statement defining certain rights of security holders.
5.1┼	Opinion of Sidley Austin LLP.
12.1**	Computation of Ratio of Earnings to Fixed Charges.
23.1┼	Consent of RSM US LLP.
23.2┼	Consent of RSM US LLP.
23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on signature page to the registration statement as initially filed).
25.1┼	Statement of Eligibility of Trustee for the Debt Securities on Form T-1 (Debt Securities).
25.2*	Statement of Eligibility of Trustee for the Debt Securities on Form T-1 (Subordinated Debt Securities).

*    If applicable, to be filed by amendment or as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
** Previously filed.
┼ Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on November 22, 2017.
UNITED INSURANCE HOLDINGS CORP.
By:    /s/ John L. Forney
John L. Forney
    Chief Executive Officer
(Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John L. Forney John L. Forney	President, Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2017
* Bennett Bradford Martz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 22, 2017
* Gregory C. Branch	Chairman of the Board of Directors	November 22, 2017
* R. Daniel Peed	Vice-Chairman of the Board of Directors	November 22, 2017
* Alec L. Poitevint, II	Director	November 22, 2017
* Kent G. Whittemore	Director	November 22, 2017
* Kern M. Davis, M.D.	Director	November 22, 2017
* William H. Hood, III	Director	November 22, 2017
* Sherrill W. Hudson	Director	November 22, 2017
* Michael Hogan	Director	November 22, 2017
* Patrick Maroney	Director	November 22, 2017

* By: /s/ John L. Forney
John L. Forney
      Attorney-in-Fact